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                                                                    EXHIBIT 4.14


                             CONSTRUCTION CONTRACT

Employer: TechFaith Wireless Communication Technology (Hangzhou) Ltd. (hereinafter referred to as "Party A")

Contractor: Hangzhou Jiangqian Construction Engineering Co., Ltd (hereinafter referred to as "Party B")

Contract No.: "TechFaith Software Park" Construction No.01



In order to meet the project construction requirements of the Employer, in accordance with the Construction Law of the People's Republic of China, the Contract Law of the People's Republic of China and other related local laws and regulations, Party A and Party B, through negotiations and abiding by the principles of equality, free will and credibility, hereby enter into this supplementary agreement for the construction of Buildings #2, #4 and #6 of TechFaith Software Park and its underground garage in order to define the rights, obligations and economic responsibilities of both parties, on and subject to the terms and conditions as set forth below.



I.    Project name: TechFaith Software Park

II. Project location: Intersection of Bin'an Road and Changhe Road of Binjiang District, Hangzhou Municipality

III. Scope of contracting: Building construction and installation of water & power supply works of Buildings#2, 4 and 6 of Phase I of TechFaith Software Park; total floor area 34,343m(2).

IV.   Settlement, fee rate, project construction price and mode of contracting

      1. Basis for project settlement: 1944 Zhejiang Project Budget Standard and its supplementary standard; 1994 Nationwide Uniform Budget on Installation Project -- Zhejiang Province's Pricing Reference for Companiese; Information on Construction Cost of Hangzhou Municipality.

      2. Fee rate: 5.7% for building construction (rate basis: 94 fixed direct fee plus differences in price of materials); 5.5% for installation (rate basis: 94 fixed direct fee); 0% for built-in works of other disciplines (rate basis: 94 fixed direct fee).

      3.    Project construction price: temporarily set at RMB80 million.
            The quantity of work will be adjusted by the auditor as per the construction drawings but before completion acceptance and payment.

      4. Prices of materials will be settled on basis of the mean prices at various stages (main body and decoration) of construction; un-priced materials or materials designated by Party A for approval shall be settled at the prices approved by Party A.

      5. For each of the works of this project, the contracting scope covers labor, materials,


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            construction periods, quality and safety. The project construction price shall be based on the contracting fee rate and prior agreements.

      6. Party B will act as the General Contractor of this project and subcontract special works to professional engineering companies.

      7. The contracting fee rate includes the differential profit; additional costs for remote works, good works, rushed technologies, ultra heights (additional costs for vertical transportation of tower cranes; costs of bases for tower cranes; costs of installing and removing tower cranes; costs of outside-of-site transportation of tower cranes -- all to be charged by quotas); earlier completion costs; additional costs for civilized construction; labor insurance premiums; taxes; corporate management fees; general contracting management fees; all expenses associated to construction water and power connections, interim input of facilities, management, etc.

      8. The additional costs for ultra heights as per the 94 fixed fee will not be included into the rate basis but will be included by Party B into the settlement rate.

      9. Approved rates of materials: the approved rate is 2% for building materials and installation materials; the approved rate basis is the price approved by Party A. The approved price and approved rate shall be included into the direct costs.

      10. For the installation engineering, no materials approval prices/rates will be applied to equipments (pumps, electric switch boxes, etc).

      11. When the materials or equipments provided by Party A or the labor or materials contracted by disciplines appointed by Party A enter Party B, Party B will charge a storage fee which shall be 5% of the material price (including all costs).

      12. The unit price of the scaffolds for the elevator shaft is RMB3,000, including all costs.

      13. Costs of doors and windows grouting, leveling, etc have been included by Party B in the settlement rate, so such costs will not be separately charged.

      14. When the Contractor requires completion settlement, it shall also present the as-built drawings consistent with the actual conditions. Such drawings shall be subject to verification and recognition by Party A and the Supervisor.

      15. When Party A submits the project settlement report, it shall provide such settlement documents as the calculation for all the quantity of work, the sample sheet of concrete reinforcement bars, the list of project liaisons, meeting minutes, the list of technical contacts, commencement and completion reports, materials approval list, etc.

      16. After the contract is signed and during the period of construction, if any change is made to related documents (e.g. quota, charge, etc) and/or standards, this project will not be adjusted.

      17. The lump sum of the settlement rate will not be adjusted if any construction drawing is revised.


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      18.   If this project wins the "Qianjiang Cup", Party A agrees to increase the settlement rate by 1% as the reward.

      19. For materials whose prices are approved by Party A, the installation costs, costs of additional materials, etc will be calculated on basis of the fixed fee rate.

      20. If any quality problem of the fencing piles extends the time limit and increases the construction costs, Party A will compensate Party B on basis of the actually incurred quantity of work. Party B shall be responsible for all the costs associated with any quality problem caused by Party B.

      V.    Performance guarantee money

            1. Party B agrees to, before signing the present Agreement, pay to the bank account of Party A an amount of RMB1 million as the performance guarantee money.

            2. 50% of the performance guarantee money is for quality and 50% for the time limit.

            3. Time for refunding the performance guarantee money: the performance guarantee money will be refunded without interest within one month after the project is completed and reaches the promised standard.

VI.   Requirements for construction period

      1. The time limit of this project is 450 calendar days; the commencement day will be determined as per the commencement report issued by Party A and the Supervisor. The main structural works will be completed within 300 calendar days after the commencement.

      2. If any force majeure event occurs within the time limit as agreed in the present Agreement, the time limit will be accordingly extended. If the time limit is delayed due to any reason on the part of Party A, the time limit will be accordingly extended after being approved by Party A and the Supervisor.

      3. During the time limit, the Contractor shall provide emergency power generators. The Employer will not compensate the Contractor for any time limit delays or losses caused by temporary power cut-offs at peak times.

      4. All temporary facilities, water and power supplies for construction and roads within the bid section shall be completed by July 1st 2007.

      5. For each delayed construction day, a penalty equal to 0.02% of the contract price will be paid, but the total amount of penalty shall not exceed 3% of the contract price.

      6. Before commencement of construction, Party B shall, as per the requirements of Party A and the Supervisor, compile the overall construction plan and implement it literally after being signed by Party A and the Supervisor, provided that the time limit as agreed in the contract will be ensured.

      VII.  Quality requirements

            1. The project will pass acceptance inspection in one time; it shall win the "Xianghu

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            Cup" and try to win the "Qianjiang Cup". After completion, if this project, as per the results of acceptance inspection performed by related departments, fails to reach the promised quality level, it shall be regarded as a default. In this case, the Employer shall have the right to confiscate the project quality part of the performance guarantee money submitted by the Contractor and request the Contractor to bear the corresponding rework costs. If the number of "cups" available for granting is too small and Party B fails to win the award, Party B will pay RMB100,000 as the penalty.

            2. If there are hidden works, the Contractor shall not proceed to the next step of construction before hidden works are jointly inspected and accepted by the Employer, the Supervisor, etc.

            3. For raw materials, equipments and spare parts supplied by Party A and procured by Party B, quality warranty certificates, conformity certificates, special production permits, production permits, etc shall be provided for all semi-finished products and equipments. Such semi-finished products and equipments shall meet the requirements of the construction drawings, specifications and the Employer. All as-built technical drawings shall be collected and collated by Party B and, after the project is completed, be archived and included into the complete technical documents managed by the General Contractor (including four sets of as-built drawings). The contents must meet the requirements for archiving. The Contractor shall be responsible for all the related expenses. No change to or substitution of materials shall be effected before it is agreed and approved by the designer unit.

            4. After the project is completed, the Contractor must submit four sets of complete technical documents and as-built drawings included into the management by the General Contractor and complete the project filing formalities within 60 days of the time limit; otherwise RMB1,000 will be deducted for each delayed day. The contents must comply with the archiving requirements. The Contractor shall bear all the related expenses, unless such expenses are caused by any reason on the part of the Employer.

            5. The Contractor shall unconditionally accept and implement the quality punishment rules formulated by the Employer and the Supervisor.

            6. When any defect as defined in the Uniform Standard for Quality Acceptance and acceptable to the Employer, the Contractor shall bear the expenses on remedying the defects.

            7. Construction shall not be officially commenced before the construction plan of Party B is confirmed by the Employer and the Supervisor.

            8. Party B shall carry out construction activities in strict accordance with the construction drawings, construction organization designs, drawing examination minutes and current construction specifications of the government, accurately carry out construction activities, eliminate wastes and minimize losses, provided that the quality is assured and the design requirements are met.

            9. Party B shall evaluate the quality of the project by item, section and single work



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            and submit the results of quality evaluation for single works to
            Party A and the Supervisor. When the structure of a unit work is completed, Party B, together with Party A, the Supervisor and the Quality Supervision Station, shall conduct intermediate acceptance inspection on the structure.

            10. If any quality accident occurs during the process of construction, Party B shall immediately report it to the representative of Party A, the engineer of the Supervisor and the Quality Supervision Station, and, together with the designer unit, make the plan for handling the quality accident. The plan shall be subject to approval by the designer before being implemented. In addition, the plan shall be reported to the Quality Supervision Station for filing.

      11. The project quality warranty period shall be determined as per the related State and local regulations. As per related governmental rules, Party B shall be responsible for warranty. Within the warranty period, the written notice or telephone call from the property management company shall prevail. If the maintenance/repairing personnel fail to come within two days after the notice or call or the same content is reworked for twice or more times, the property management company shall have the right to organize the repairing, for which the property management company can deduct the expenses from the balance of the project price due to Party B or from the quality warranty bond. In addition, the property management company will charge 15% of the maintenance/ repairing costs as the management fee.

      12. If any of the works undertaken by Party B has any quality problem, Party B shall have the right to execute the Construction Project Quality Management Rules and related regulations. In addition, Party B shall be responsible for all resulting economic losses.

      13. The feel and look of this project shall meet the requirements of the Selected Proposals and Facts for Improving the Feel and Look Quality of Building & Installation Projects published by China Planning Press. If the quota does not include the labor, materials or machinery, such labor, materials or machinery will not be included and not be subject to approval during construction.

      VIII. Requirements for civilized construction

            1. The Contractor must strictly follow the operational procedures for safe and civilized construction and complete the safe construction measures; the work site must reach the requirements for district-level standard work sites. At the same time, if any safety accident occurs, the Contractor shall bear all responsibilities and liabilities.

            2. The Contractor shall be responsible for all the problems and expenses resulting from such issues as public security, municipal affairs, urban appearance, environment, traffic, environmental protection, planned birth, night construction and coordination with local people, etc.

            3. During the process of construction, if the Contractor is publicly criticized for safety production, project quality and civilized construction, the Employer shall have the right to withhold the performance guarantee money submitted by the Contractor.


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            4. This project shall reach the requirements of Hangzhou
            Municipality level work sites and provide persistent support. Otherwise, part of the performance guarantee money will be deducted.

            5. During the time limit, if Party B causes Class-4 or higher safety accidents, all of the performance guarantee money will be deducted.

            6. Party B shall be responsible for the safety management and responsibilities of the construction site and has the right to punish people entering the construction site and violating the safety management rules. However, the safety management rules formulated by Party B shall be subject to recognition by Party A and the Supervisor.

      IX.   Requirements for project team

            1. The project managers, responsible technicians, construction machines and tools and construction teams defined in the construction organization shall be in place. Party B shall not at its own discretion change the project managers or the construction management team. All of the project managers shall be in place. The economic project managers shall be responsible around the clock, while the construction engineers and the construction site managers shall stay in the construction site all the time, directing production activities, directly responsible for project quality, construction progress, and management of safe and civilized construction; otherwise, the performance guarantee money will be confiscated.

            2. For information on the members of project teams, positions and contact means, please see Attachment I.

            3. All special posts require work permits whose hard copies shall be filed. If Party A thinks any project manager or construction manager is incompetent, Party A shall have the right to request Party B to replace him/her and Party B shall replace him/her within 7 days. If Party B fails to meet its promises in its bid regarding the qualities and capacities of the construction team, machinery and equipments, input for civilized construction, and managerial people, or seriously breaches the requirements of the present Agreement, or fails to perform its responsibilities as the General Contractor or fails to coordinate subcontracting and general contracting management, resulting in disorderly site management, or causing the project quality, progress, civilized construction and safety production not to meet the requirements of the construction organization, Party A shall have the right to request Party B to adjust or supplement its power.

      XI.   Other requirements

            1. Temporary power consumption on the construction site. The Contractor shall install a meter to record the water consumption; the difference between the general meter shall be amortized.

            2. Within 15 days after construction of the project is completed, the construction site shall be cleared and construction workers shall be removed out of the site. If the Contractor fails to move out of the construction site, thus affecting the next-step work of the Employer, the Employer shall have the right to handle it without bearing any related


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            responsibilities/liabilities. If any expenses/costs are incurred, the Employer shall have the right to notify the Contractor of such expenses/costs and deduct them from the project price.

            3. The scope of contracting hereunder is Buildings #2, 4 and 6 of TechFaith Software Park and its underground building construction and installation of water and power supply works (including pile foundations). For the elevator system, fire-extinguishing system, smart system, broadcasting system, telecommunication system, heat and ventilation system, doors and windows, gas supply system, electric power supply system, civil defense system, curtain walls, dry hanging granite, underground fencing pile foundations, etc, the constructors shall be determined by Party A, but the general contractor management fees and general contractor cooperation fees have already been included by Party B in the comprehensive bid rate. The work contents for the above fees include the collation and archiving of documents submitted by all principles, progress control, water and power interfaces between constructors of various principles (constructors of all disciplines shall install their own metering device to record the water and power costs payable by themselves or negotiate with the General Contractor for paying the water and power costs in a lump sum), materials for making scaffolds, materials for building and removing manual vertical transportation equipments, providing one temporary warehouse for various supporting units, site, foods, cooperation involving two parties and losses resulting from intersecting construction, etc. In the future, no additional fees shall be charged from these constructors/units and no barriers shall be set for engineering units of various disciplines. Any subcontractor shall be held responsible if it fails to meet the progress requirements of the General Contractor.

            4. The lump materials, hand rails (not aluminum alloy), steel climbing ladders, waterproof materials, heat insulating materials for roofing and walls, coating for exterior walls, lavatory partitions, cast iron cover plates, chimney flue, chimney cap, lighting shelter, aluminum-plastic plate arc shelters, mildew-proof coatings, sintered aggregates, roof frame and finishing, main materials for installation and other professional materials shall be of brands and prices designated by Party A and be purchased and installed by Party B. Such materials shall be included into the direct fees on basis of the approval by Party A (prices approved and designated by Party A).

            5. All the civil works shall be constructed by Party B at a unit price of RMB16/m(3) (not rated), including earth evacuation, backfill, slope building, transportation, etc; the unit price includes RMB1/m(3) for tax, RMB1/m(3) for project management fee, RMB1.5/m(3) for backfill, and the rest for earth evacuation, manual slope building, transportation, etc.

            6. Deep-foundation supports; the water reduction costs will be approved as per the actual volume and unit.

            7. Steel materials manufacturers are the designated Jiangsu Yonggang Group Co., Ltd, Jiangsu Shagang Group, Hefei Iron and Steel Plant, Laiwu Iron and Steel Group, Xicheng Steel Co., Ltd.


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            8. Project teams shall ensure payments for teams or materials of various disciplines; if any previous payment was not made in time, the Employer shall have the right to deduct times of the payment from the money due for this period.

            9. During normal construction activities and normal time limits, the construction teams of various disciplines designated by Party A shall use scaffolds, transportation machinery, etc; Party B shall ensure the use of such scaffolds, transportation machinery, etc; otherwise, Party A shall have the right to punish Party B.

            10. Only taxes are imposed on lump-sum units or separate expenses.

            11. For each kind of bulk order of materials, Party B shall recommend at least three manufacturers for selection by Party A.

            12. When there is any design defect, the Contractor shall present it as immediately after it is discovered.

            13. Pay salaries to workers on a monthly basis in strict compliance with the Interim Rules on Salary Payment of the government. No salary payment shall be delayed without justification. If any major labor dispute arises and affects the reputation of the Employer, the Contractor shall be fined for RMB10,000-RMB50,000 for one time.

            14. Party A will provide Party B with eight sets of construction drawings and one geologic survey report. The as-built drawings will be separately provided by Party A.

            15. Properly handle relations with neighboring residents. If construction activities cause any inconvenience to neighboring residents, the Contractor shall make explanations to them and arrange a dedicated person to handle this issue without affecting the overall project progress of Party A.

            16. If the Contractor sets obstacles for the professional engineering units by charging fees or affecting the construction progress, the Employer shall have the right to fine the Contractor who shall unconditionally accept the punishment.

            17. Enclosing walls shall reach the standard requirements and Party B shall bear all the costs. If input needs to be increased at the request of Party A, the increase shall be approved by Party A. It is agreed by Party A to buy the used bricks at the market price after the enclosing walls are removed.

            18. Party B shall be responsible for expenses of detecting such items as lightning arresting, lighting, etc within the scope of contracting by Party B; Party B shall also be responsible for completing the formalities, while Party A will provide assistance and related documents.

            19. Party A will be responsible for determining the specific professional engineering works.

            20. Under the same and equal conditions, the teams appointed by Party A shall have the right to construct part of the professional works in the decoration project.

            21. Subcontractors shall follow the uniform procedures set by Party B in carrying out



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            construction activities. When any dispute arises between any subcontractor and Party B, Party A shall be responsible for coordination. Party A will only compensate Party B for the salaries of the personnel of Party B on the construction site if the vertical transportation machinery, scaffolds, etc are delayed for one and a half months or longer due to any reason on the part of any subcontractor or Party A.

            22. Erection of security guard room and the door platforms and temporary facilities shall be subject to approval by Party A. Vehicles that enter and exit the construction site shall be washed for free. If any fine is incurred, Party B shall be responsible for it.

            23. The progress and quality of any professional subcontractor shall be subject to recognition by Party B.

            XII. Liabilities for breach of contract: If either party hereto breaches the contract, it shall bear the liabilities and compensate the losses thus incurred to non-breaching party and pay the liquidated damages.

            XIII. Resolution of disputes: Any dispute arising from the performance of this contract shall be resolved by both parties through friendly negotiations. In case no resolution can be reached, either party may submit it to Hangzhou Municipal Arbitration Commission for arbitration or to file a lawsuit with the people's court of competent jurisdiction in Hangzhou.

            XIV. This Agreement is entered into by both parties on a voluntary and legal basis. Where this Agreement conflicts with the contract, the internal Bidding Documents, clarifications and bid inquiry commitments, this Agreement shall prevail.

            XV. This Agreement shall take effect after being signed by both parties. This Agreement is executed in eight copies s, four copies for each of Party A and Party B.

            XVI. Anything not covered herein is to be resolved by both parties through negotiations.


Employer (Seal):                                    Contractor (Seal):
 TechFaith Wireless Communication                    Hangzhou Jiangqian Building
 Technology (Hangzhou) Ltd.                          Engineering Co., Ltd
 [Stamped]                                           [Stamped]

Address:                                            Address:
 No.4028 of South Ring Road
 Binjiang District, Hangzhou

Legal representative:                               Legal representative:

Authorized representative:                          Authorized representative:
 /s/ Wang Zhongbao                                   /s/ An Bing

Date of signing:                                    Date of signing:
 Feb. 11th 2007                                      Feb. 11th 2007

Account opening bank:                               Account opening bank:

Bank A/C No.:                                       Bank A/C No.: